SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report: December 31, 2006

PACER HEALTH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida	0-28729	11-3144463
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7759 N.W. 146th Street

Miami Lakes, Florida 33016

 (Address of principal executive offices)

(305) 828-7660

(Registrant's Executive Office Telephone Number)

MI-200859

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 31, 2006, Pacer Health Management Corporation of Kentucky (“Pacer”), a Kentucky corporation and wholly-owned subsidiary of Pacer Health Corporation (the “Registrant”) closed on that certain Hospital Operating Lease Agreement (the “Agreement”) with Knox Hospital Corporation, d/b/a Knox County Hospital, a Kentucky non-profit corporation (the “Hospital”) and the County of Knox, Kentucky (“Knox County” and together with the Hospital, the “Knox County Parties”) pursuant to which Pacer shall lease all of the assets and real property used in connection with the Hospital from the Knox County Parties in exchange for an annual lease payment equal to the amount of annual payment due by Knox County on those certain County of Knox, Kentucky Taxable General Obligation Refunding Bonds (Knox County Hospital Project), Series 2006 (the “Bonds”), after applying the capitalized interest which is to be paid from the proceeds of the Bonds.  The annual lease payment shall be payable by Pacer to a Trustee for the Bonds in equal monthly installments as is more specifically set forth in Exhibit 3.1 to the Agreement.  Knox County had issued the Bonds in the aggregate principal amount of $15,775,000.

The Hospital is a general acute care hospital located on that certain parcel of real property owned by Knox County and leased to the Hospital for the purpose of operating the Hospital.  Pursuant to the Agreement, the Knox County Parties transferred and delegated full and complete management responsibility and operational control for the Hospital to Pacer.  Additionally, at any time during the term of the Agreement, Pacer, or its designee, shall have the option to purchase all of the Facility Assets (as such term is defined in the Agreement) from the Knox County Parties and assume all of the Facility Liabilities (as such term is defined in the Agreement) excluding liability for the Excluded Liabilities (as such term is defined in the Agreement) for a purchase price equal to the sum of (a) the lesser of: (i) the outstanding principal amount of the Bonds on the closing of such purchase or (ii) what the principal balance of the Bonds would have been if all lease payments and other payments to be made by Pacer to the Trustee were used to satisfy the principal and interest due under the Bonds at the date of each such payment plus (b) any prepayment penalties on the Bonds and (c) less any funds then held in any debt service reserve fund, bond fund or any other fund or account in any way pertaining to the Bonds.  A copy of the Agreement is attached hereto as Exhibit 10.1.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  Exhibit No. Description:

Exhibit	Description	Location
Exhibit 10.1

Hospital Operating Lease Agreement, dated December 31, 2006 and effective as of December 31, 2006, by and among Pacer Health Management Corporation of Kentucky, Knox Hospital Corporation and The County of Knox, Kentucky

Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2007	PACER HEALTH CORPORATION

By: /s Rainier Gonzalez
Name: Rainier Gonzalez
Its: President and Chief Executive Officer